UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2012

THWAPR, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53640	26-1359430
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 S. Rampart Boulevard Suite 390 Las Vegas, Nevada 89145
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code: +1 (702) 726-6820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February, 27, 2012, Thwapr, Inc. (the “Company”) consummated a line of credit and restructuring agreement (the “Agreement”) with Mr. Ron Singh whereby he and his affiliates have agreed to make available to the Company an initial $200,000 line of credit over a period of approximately four months. The funds will be used for general working capital purposes while the Company focuses on operational efficiencies and expanding its patent-pending mobile video sharing technology to a global audience.

Item 5.02. Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers.

Under the terms of the Agreement, a consulting agreement between the Company and Universal Management, an affiliate of Bruce Goldstein, the former President and CEO of the Company, was terminated. Mr. Singh has become the President and CEO of the Company, replacing Mr. Goldstein. Mr. Goldstein has also resigned as a member of the board of directors, as has Robert Rosenblatt.

Mr. Singh has been appointed to the Company’s board of directors as its Chairman. Two additional directors designated by Mr. Singh have also been appointed to the board of directors; Mr. Guriqbal Randhawa and Mr. Gurmit Brar. As a result, the Company’s board of directors now consists of five members, including, Barry Hall and Leonard Dreyer.

For the past five years, Mr. Singh has worked for Trivandrum India Fund Management Ltd. as its head of private equity investments. Since 2004, Mr. Randhawa has been the CEO of Trivandrum Capital Corp. (“Trivandrum”), a private venture capital firm. Since 2006 Mr. Brar, has worked at Trivandrum as an engineering analyst.

Item 8.01 Other Matters

The Company has changed its principal executive office from 95 Morton Street, New York, N.Y. to 410 S. Rampart Boulevard, Suite 390, Las Vegas, Nevada 89145.

Item 9. Exhibits

Exhibit 10.1    Line of Credit and Restructuring Agreement between the Company and Ron Singh.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2011	THWAPR, INC.

	By:	/s/ Barry Hall
Barry Hall
Chief Financial Officer